UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Stefanie Tsen Ward

Jennifer m. harrison

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation.

Item 1: On September 21, 2026, DGB Investment issued the following press release:

Doug Bergeron Comments on Ethan Allen’s Reactionary “Succession Plan”

Contested Director Election Now Poses a Fundamental Governance Question: Which Director Slate Should Shareholders Trust to Select and Oversee Ethan Allen’s Next CEO?

Reiterates Independent CEO Search Led by Highly Qualified Alternative Slate of Director Candidates Already Underway

PARK CITY, Utah--(BUSINESS WIRE)--Doug Bergeron, a significant shareholder of Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETD) with beneficial ownership, collectively with his affiliates and associates, of 5.2% of Ethan Allen’s outstanding common stock, today issued the following statement in response to the Company's September 21, 2026 announcement of a CEO succession process:

“Ethan Allen’s September 21, 2026 recognition that the Company needs new leadership is too little, too late. Questions about CEO succession have hung over Ethan Allen for more than a decade. The Company’s Board of Directors (the ‘Board’) had years to develop a thoughtful succession plan. Yet only when pressured by our campaign did the Board’s ‘plan’ suddenly come to light. This last-ditch announcement is an abject failure of governance, and continues a pattern of rash and reactionary maneuvers by the Board following the Company’s special dividend declared last month.

“The chronology is difficult to ignore. On August 7, Chairman and CEO Farooq Kathwari stated publicly that succession was an issue the Board had ‘never raised.’ On September 10, we announced that our alternative slate of director candidates had launched an independent CEO search. The next day, Ethan Allen filed its preliminary proxy statement without disclosing a formal CEO search or a specific transition timeline. Today, the Board describes an ‘ongoing formal’ process and says a search firm is already identifying and evaluating candidates. A credible succession process should not have needed a proxy contest to become visible to shareholders.

“The Board now says it needs a CEO to accelerate digital, omnichannel, and supply-chain execution – areas Farooq has spent years insisting Ethan Allen was ‘well positioned’ to address, and precisely the shortcomings our campaign has highlighted. A Board comprised of loyalists to Farooq, who repeatedly extended his tenure and increased his compensation while he presided over a shrinking, less competitive, and less valuable business, is utterly unqualified to select the next CEO of Ethan Allen. Shareholders should ask themselves whom they trust to identify the next CEO: the Board who failed to act until forced, or our nominees who made the Company act. In other words, are the directors who presided over Ethan Allen’s shortcomings the right people to select the leader now charged with fixing them?

“It is especially concerning that Farooq may continue to serve as Chairman and CEO throughout a succession process that, under the Board’s own timeline, could run through June 30, 2027. Ethan Allen cannot afford nine more months of the same leadership while the incumbent Board manages a transition it should have commenced years ago. Two decades of deteriorating operating performance, culminating in the Company’s disappointing fourth quarter and full year fiscal 2026 results, do not argue for patience – they underscore the cost of delay and the need for independent Board leadership now. Shareholders should not be fooled by claims of continuity and stability, which, in reality, means continued contraction and declines in sales, profits, and relevance.

“It is time for a fresh start. Ethan Allen’s next chapter requires a new Board that is capable of maximizing the Company’s potential. We already have a CEO search underway, led by high-caliber nominees who have proven records of revitalizing brands while driving results and accountability, and who have the expertise needed to restore profitable growth at Ethan Allen. Ethan Allen shareholders deserve a board that is thoughtful, qualified to govern a modern retail business, and committed to working tirelessly on behalf of shareholders, not just when backed into a corner. If the current Board remains in control of the Company, shareholders should expect more of the same: incompetence and underperformance.”

For more information on Mr. Bergeron’s campaign, including the case for change and nominee biographies, shareholders are encouraged to visit www.EthanAllenGrowth.com.

ADDITIONAL INFORMATION

DGB Investment, Inc. and Douglas G. Bergeron, together with the other participants in their solicitation (collectively, “DGB”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DGB’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in DGB’s proxy solicitation. These materials and other materials filed by DGB with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by DGB with the SEC are also available, without charge, by directing a request to DGB’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 285-5990 or via email at info@okapipartners.com.

Contacts

Media Contact:
DGB@gasthalter.com

Investor Contact:
Bruce Goldfarb / Chuck Garske
Okapi Partners
(877) 285-5990
info@okapipartners.com

Item 2: Also on September 21, 2026, The Deal published an article, which was posted on The Deal’s website and included the following quotes from Douglas G. Bergeron, a director nominee and President of DGB Investment:

“It is especially concerning that Farooq may continue to serve as chairman and CEO throughout a succession process that, under the board’s own timeline, could run through June 30, 2027," Bergeron said in a statement. "Ethan Allen cannot afford nine more months of the same leadership while the incumbent board manages a transition it should have commenced years ago."

"I've been involved in eight CEO searches in my career," Bergeron said. "You start with understanding what you need. What are the symptoms you are trying to address? What are the long-term goals for the business, and you find the right person to build that out."

"Top-level executives have reached out to me after we announced the CEO search earlier this month," he said.

Ethan Allen, Bergeron said, makes good furniture but is "utterly dismissive" of the modern strategies and skills to cultivate new customers over time.

"When you have stale leadership you will find that the people throughout the organization become frustrated and calcified," he added.

"The point is furniture searches originate digitally. The younger consumers don't start their search for a new bedroom set in the mall. They start on their phone or computer," Bergeron added.

"A board's first and most important job is to recruit and hire the CEO, and hold him or her accountable," Bergeron said. "The board's job is to find the right CEO, pay him or her if they do well and ultimately show them the door if they aren't doing well."

"Steve [Oblak] joined Wayfair 17 years ago when it was a [company with] $250 million a year in revenue and helped lift them to $12 billion in revenue annually," Bergeron said.

"I led the campaign for Hudson Executive, and once we won, I became chairman of USA Technologies and we recruited a great CEO and a great CFO," Bergeron said.

Source: The Deal. The Deal is not a party to and has not endorsed DGB’s proxy solicitation and has not consented to the use of the article in DGB’s proxy solicitation.

Item 3: Also on September 21, 2026, DGB Investment posted the following material to www.EthanAllenGrowth.com: